Exhibit 99.2

Dear Friends and Shareholders,

Yesterday we released our annual report on Form 10-K for the 2017 fiscal year. I'm happy to share that Genius Brands International reported record revenues of over $5 million. Also of note, in our Form 10K filing, the Genius Brands balance sheet improved by over $10 million dollars, as well as recording growth across numerous other metrics of the company. These were fueled largely by the delivery of the hit show, Llama Llama to Netflix, which has now been commissioned for a second season. Having said the above, we had growth in our animation catalogue, merchandising revenue, viewing audience, advertising revenue, and new channels added to our distribution system now known as Genius Brands Network.

Throughout this we have been fortifying our staff, to position the company on the strongest footing for the rapid growth and opportunities that we anticipate in the coming year.  Our new General Counsel and SVP Legal, Mike Jaffa, ran Legal and Business Affairs at both Hasbro Studios, and DreamWorks Animation Television, two of the benchmark leaders in our industry before coming to us.   Additionally, we've just announced that Bob Denton will be joining us as Chief Financial Officer, effective April 18.  I'm particularly excited about Bob joining Genius Brands, because he was my Chief Financial Officer at my predecessor company DIC Entertainment, for the 5 years leading up to its successful sale in 2009, as we rapidly grew DIC to $85 million dollars in annual sales. Like Genius Brands, DIC produced, distributed, and merchandised animated cartoons.  Also like Genius Brands, we had a growing catalogue of evergreen animated titles.  At Genius, Bob will oversee finance, accounting, budgeting and forecasting, information technology, human resources and corporate facilities, similar to what he did for us previously at DIC.  Bob, is familiar with every facet of the animation and brand business, the creation of value therefrom, and the ultimate monetization of the company. Prior to working with me at DIC, Bob oversaw finance and accounting at Artisan Home Entertainment, with over $340 million dollars of annual sales, leading up to its sale to Lionsgate Films. We are excited and privileged to have these proven pros of Mike and Bob’s caliber, join our senior management.

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In addition to both legal and finance, the Content Sales and Consumer Products units under Deb Pierson and Lloyd Mintz respectively, have added key personnel to beef up their departments as we grow and exploit our expanding catalogue of animated content and roll it out on platforms both here in the U.S. and internationally. Cindy Elfenbein joins Consumer Products with over 25 years’ experience in all aspects of licensing, merchandising, and retail. Cindy was Executive Director of Retail at Sanrio, overseeing the retail roll-out and expansion of the blockbuster Hello Kitty brand, as well as having held positions at both Warner Brothers Consumer Products and Sony Consumer Products. Like Bob Denton, she too, worked with me at DIC Entertainment, once again during the period of rapid value creation which then led to the sale of the company. Cindy will work with retailers and licensees to build comprehensive global consumer product programs and retail initiatives for each of the company’s brands, specifically Rainbow Rangers, premiering in fall 2018 on Nick Jr, and with toys from Mattel, Llama Llama currently available on Netflix, and the relaunch of the award-winning Baby Genius, as well as Thomas Edison’s Secret Lab, Warren Buffett’s Secret Millionaires Club, and others in development.

Rounding out the company growth, is Mark Shoeman who joins us from DHX where he was responsible for the sale and licensing of their large animation catalogue. At Genius Brands, under Deb Pierson's leadership, Mark will not only be doing global sales of our own animation catalogue, but will use his longstanding relationships, to acquire top tier animated product for our Genius Brands Network distribution system.

And speaking of Genius Brands Network, we have now positioned ourselves with a distribution system that no other independent kids company has. Our twin channels KID GENIUS CHANNEL and BABY GENIUS TV, are now distributed across:

•	CABLE
•	OTT
•	DIGITAL
•	ONLINE

I'm not aware of a distribution system that has been put in place anywhere which can reach so many different kids across so many different platforms.

They are ALL GROWING, with the most recent launch on Amazon Prime showing 35% growth month on month, since launch in September.  The aggregate number of households to which Genius Brands Network programs now can be seen positions us across a variety of formats and platforms, to reach virtually every kid in America, not only on TV, but on mobile, tablets, computers, and game platforms... in other words, as kids media consumption habits evolve, GENIUS BRANDS IS NOW POSITIONED TO TAKE ADVANTAGE OF IT.

Our sister brands of Kid Genius and Baby Genius are built on a unique positioning of positive values. Once again, another point of differentiation between ourselves and the mass of content available.

•	No violence
•	No inappropriate language
•	Enrichment and/or Education in all stories
•	Positive themes

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These are not just words, but all our shows are vetted by Professor Don Roberts, former Chair of the Stanford School of Communications and one of the most renowned and well-regarded experts on the impact of media on children.

Amidst all of this, the importance of the GENIUS brand, can not be overstated!  Alongside the essential fun and entertainment, the brand is the 'raison d’etre' why the shows and the channel will be watched and why the products will be bought. From Warren Buffett’s Secret Millionaires Club to Thomas Edison’s Secret Lab to Llama Lama to Rainbow Rangers, all our shows fit under the brand.  Its safe, its positive, and its enriching.

I have often said it takes 3-4 years to create an animated property and get it into the marketplace.  We are just now beginning to see the fruits of that process. As programs are coming into the marketplace, they are getting recognized by licensees, by retailers, and by consumers. The distribution system is growing and taking hold.  Every month we add viewers and grow across all our platforms.  I should also note that our corporate website, gnusbrands.com, recently relaunched on March 13, and has experienced 99.3% growth in visits leading to a 96.7% increase in time on site and 29.1% increase in page views per visit. Other than the Walt Disney Company, Warner Brothers, Universal, and Viacom, all multibillion-dollar companies, this combination of content and distribution exists nowhere else. There is no doubt in my mind, that the company is at an inflection point, and we have attracted superb executives to insure we are positioned to take advantage of it.

…an exciting time for Genius Brands.

Sincerely,

Andy Heyward

Chairman & CEO

Genius Brands International, Inc.

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